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                                                                    EXHIBIT 99.1

VULCAN VENTURES, INC. TO INVEST $20 MILLION IN FATBRAIN.COM, INC.
PAUL ALLEN'S INVESTMENT ORGANIZATION ALSO GRANTED BOARD REPRESENTATION

SANTA CLARA, CALIF. - OCTOBER 18, 1999 - Fatbrain.com, Inc. (Nasdaq: FATB), the Internet's most comprehensive bookstore for professionals, today announced that Vulcan Ventures, Inc., the investment organization of Paul G. Allen, has signed a definitive agreement to invest an additional $20 million in Fatbrain.com to help fuel its e-commerce initiatives, including eMatter, the Internet's first secure digital publishing platform. Under the terms of the agreement, Vulcan Ventures will purchase unregistered shares of common stock in Fatbrain.com for 110% of the five day average closing price of Fatbrain.com's shares through last Friday and will purchase warrants to make future investments in the Company at 125% of the initial purchase price. In addition, Diane Daggatt, New Media Analyst at Vulcan Ventures, will join Fatbrain.com's Board of Directors. The financing agreement also allows for up to $10 million of additional investment.


"We believe eMatter will be important to publishing on the Internet, by creating a new platform for delivery of certain types of content," said William Savoy, President of Vulcan Ventures. Commenting on the new round of financing, Chris MacAskill, President and Chief Executive Officer of Fatbrain.com, said, "We view the increased support of Vulcan as a powerful endorsement of our success in providing innovative e-commerce solutions. We are thrilled that they share our vision in taking Fatbrain.com's e-commerce strategies to the next level as we deliver the first comprehensive marketplace for secure digital publishing."

In a separate announcement today, Fatbrain.com debuted its highly anticipated eMatter initiative, introducing a wide variety of digital content from notable authors and publishers. eMatter is the first-ever secure digital publishing solution that allows people to publish and sell their works online, earning royalties of at least 50 percent on every copy sold. eMatter combines new secure digital rights technologies with Fatbrain.com's established community of customers to provide the first-ever global distribution channel for the exchange of works of all kinds. These include books, magazines, articles and specialty documents targeted to limited audiences, articles that are longer than a magazine but shorter than a book and out-of-print materials. Original eMatter content available today at http://www.fatbrain.com covers a broad range of professional topics including technology, business, finance, medicine and science, plus a variety of creative subjects such as fiction, poetry, self-help and how-to guides.

ABOUT FATBRAIN.COM
Fatbrain.com, the Internet's most comprehensive professional bookstore, is the first e-commerce provider to deliver secure digital publishing. Recently named the number two fastest-growing public company in Silicon Valley, Fatbrain.com offers a world-class selection of books, training materials and documentation for professionals in business and finance, technology and other industries. Through its corporate intranet bookstore program, Fatbrain.com is accessible from the desktops of more than 1.3 million employees at customer sites. Fatbrain.com offers discounts of up to 40 percent, and all in-stock orders placed by 4 PM PST ship the same business day. Visit Fatbrain.com on the Web at http://www.fatbrain.com.

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Fatbrain.com and eMatter are trademarks of Fatbrain.com, Inc. All company and product names may be trademarks of the respective companies with which they are associated.

Media Contacts:                                For Investor Relations, contact
Paul Lesinski                                  Morgen-Walke Associates
A&R Partners                                   Alex Wellins, Jennifer Jarman
650/363-0982                                   415/296-7383
plesinski@arpartners.com                       awellins@mwa-sf.com